EXHIBIT 3

                                    Agreement



                                     between



                              InCentive Capital AG
                                c/o Bar & Karrer
                                  Baarerstr. 8
                                    6301 Zug
                               (hereinafter "ICC")



                                       and



                          InCentive Asset Management AG
                                   Todistr. 36
                                   8002 Zurich
                               (hereinafter "IAM")


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PREAMBLE

The extraordinary general meeting of shareholders of India resolved the absorption merger with Incentive Investment AG, changed the company name to "InCentive Capital AG" and resolved the following new object clause:

           The Company has the object of direct or indirect acquisition, management and sale of interests of any kind in listed and not listed domestic and foreign companies without taking account of risk diversification. The Company may exert active influence on the management of the companies in which it holds investments. The Company may conclude any kind of financial transactions, including with the use of derivative instruments and including borrowing and the financing of other companies.

           At home and abroad, the Company may establish branch offices and subsidiaries, take over representations and enter into all transactions and agreements that may be suitable for promoting the object of the Company or that are directly or indirectly related to it. The Company may acquire, manage and sale real property.

Moreover, a new Board of Directors was appointed that is composed of Dr. Karl-Otto Pohl (Chairman), Rene Braginsky (Delegate), Johann Kaiser, Joel Mesznik and Dr. Eric Stupp.

The previous stock exchange listing of India (new "InCentive Capital AG") is preserved.

IAM is an independent company established on March 2, 2000, with registered office in Zurich, whose corporate object is the administration of assets in the name and for the account of third parties.

ICC is looking for a service provider that on an order basis and according to the directions of the Board of Directors shall carry out such business transactions that the Board of Directors may transfer to third parties pursuant to Art. 716a Swiss Law of Obligations.

ICC is further looking for an asset manager who shall manage its investments on an order basis and according to the instructions of the Board of Directors.

As an independent asset management company, IAM is able and prepared to provide the services required by ICC within the scope of its ordinary business activities on an order basis, commissioning third parties for certain tasks on its part.


1.         DUTIES OF IAM

           ICC commissions IAM with the execution of the following tasks:


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           1.1.      ADMINISTRATION AND INFORMATION

                     According to the instructions of the Board of Directors of ICC, IAM shall carry out such business that the Board of Directors may transfer to third parties pursuant to Art. 716a Swiss Law of Obligations, in particular:

                               a)         Administrative activities for ICC
                                          including secretary and accounting
                                          work as well as the preparation of
                                          general meetings of ICC;

                               b) Preparation of reporting of ICC to the shareholders, the stock exchange and the public including the preparation of business reports and the periodical determination of the net inventory value;

                               c) Regular and timely information of the management bodies of ICC on all events that have to be brought to the attention of the management bodies of ICC according to the laws, Articles of Association and the respective organization regulations.

           The Board of Directors of ICC may limit the scope of the business management provided by IAM at any time.


           1.2.      ASSET MANAGEMENT FOR ICC

                     IAM is commissioned with the management of the assets of ICC (without majority interests) corresponding to the business policy and the investment guidelines of the management bodies of ICC, in particular:

                               a)         Identification and evaluation of
                                          investment possibilities;

                               b)         Execution of investment and
                                          disinvestment decisions and their
                                          supervision;

                               c)         Management of liquid funds of ICC;

                               d) Periodical reporting to the management bodies of ICC with respect to the transactions carried out including a performance report.

                     IAM is free to choose the financial institutions with which it carries out its transactions; however it is obligated to cooperate only which such contractual partners who have the required credit standing.


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                     ICC shall decide upon recommendation of IAM with which
                     financial institutions and on what basis a cooperation is to take place.

                     IAM shall provide its asset management services always according to instructions and is subject to the general supervision of the management bodies of ICC.

                     IAM has the right to commission third parties with partial asset management.


2.         COMPENSATION FOR IAM

           IAM shall make her infrastructure such as premises, furniture, IT and staff available for the duties described in Clause 1 at her own expense.

           ICC shall pay a compensation of 0.3% per calender quarter for this, calculated with respect to the net inventory value of ICC as of the end of the respective calender quarter. The payment of ICC to IAM shall be effected no later than 14 days after the respective effective date.

           IAM is entitled to charge expenses of third parties, such as auditing and trust companies, attorneys, tax consultants, etc., and costs directly attributable to ICC, such as all costs for the preparation of the business report of ICC, to the account of ICC.

           IAM is entitled to charge additional fees for services provided to ICC that are not described in Clause 1 that are to be agreed for each respective case.


3.         LIABILITY

           In connection with the management mentioned in Clause 1.1, IAM shall be liable towards ICC exclusively for loss caused by bodies and/or employees of IAM by intent or gross negligence.

           IAM is commissioned for carrying out investments containing risks as described in the Offering Circular and Listing Memorandum of November 2, 2000. ICC shall release IAM, its bodies and employees from their liability to the extent that they act according to the business policy and investment guidelines laid down by ICC, unless they are acting by gross negligence or intent. The liability of IAM in connection with its activity of "administration and information for ICC" shall be waived unless IAM, its bodies or employees are acting by gross negligence or intent.


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4.         INDEMNITY

           ICC shall indemnify the bodies of IAM against all liability claims of third parties and legal costs arising in connection with the defense against them. The legal aid thus paid shall be repaid upon first request, waiving any defense and objections, to the extent that it is established on the basis of a final court judgement that the damage was caused by the bodies of IAM by intent or gross negligence.


5.         CONFLICTS OF INTEREST

           See Offering Circular and Listing Memorandum of November 2, 2000, p. 20.


6.         TERM OF AGREEMENT

           The term of the Agreement shall be unlimited.

           In case of termination of the business relationship by ICC, IAM is entitled to payment of a flat rate in the amount of the total of the sums charged to the account of ICC by IAM in the last six months before the termination.


7.         AMENDMENTS TO THE AGREEMENT

           Any amendments to the Agreement require the written form in order to be valid.


8.         APPLICABLE LAW AND JURISDICTION

           The applicable law shall be the law of Switzerland, and the place of jurisdiction shall be Zurich.


9.         SEVERABILITY

           Should any provision of this Agreement prove to the invalid, the validity of the remaining provisions shall remain unaffected by this. The invalid provision shall be replaced by the provision that the parties would probably have chosen if they had been aware of the invalidity of the invalid provision at the time of conclusion of the Agreement. This clause shall also apply to material provisions of the Agreement that have become invalid.


Appendices:

           o Business policy of ICC and investment guidelines pursuant to the resolution of the Board of Directors of 2000


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           o          Offering Circular and Listing Memorandum of November 2,
                      2000.



Zurich, October 31, 2000


For InCentive Capital AG

For InCentive Asset Management AG















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